                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                RCN Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[LOGO OF RCN]

                              105 Carnegie Center
                          Princeton, New Jersey 08540
                                 609-734-3700

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 May 16, 2000

  The Annual Meeting of Shareholders of RCN Corporation ("RCN" or the "Company") will be held at The Princeton Marriott in Forrestal Village, 201 Village Boulevard, Princeton, New Jersey 08540, on Tuesday, May 16, 2000, at 11:00 A.M., local time. The meeting will be held for the following purposes:

  1. To elect five (5) Directors to Class III to serve for a term of three
  (3) years;

  2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2000;

  3. To adopt the Company's 2000 Employee Stock Purchase Plan; and

  4. To approve amendments to the Company's 1997 Equity Incentive Plan.

  Only shareholders of record at the close of business on March 24, 2000 will be entitled to vote at the meeting either in person or by proxy. Each of these shareholders is cordially invited to be present and vote at the meeting in person.

  In order to insure that your shares are represented and are voted in accordance with your wishes, IT WILL BE APPRECIATED IF YOU WILL DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. IN THE ALTERNATIVE, SHAREHOLDERS MAY VOTE VIA THE INTERNET OR TELEPHONE. If you attend the meeting, you may personally vote your shares regardless of whether you have signed a proxy.

                                          /s/ John J. Jones

                                          John J. Jones,
                                          Executive Vice President,
                                          General Counsel
                                          and Corporate Secretary

Dated: April 20, 2000

                                RCN CORPORATION
                              105 Carnegie Center
                          Princeton, New Jersey 08540

                               ----------------

                                PROXY STATEMENT

                               ----------------

      ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 16, 2000

  This Proxy Statement is being mailed to shareholders on or about April 20, 2000, in connection with the solicitation of proxies by the Board of Directors of RCN Corporation ("RCN" or the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, May 16, 2000, at 11:00 A.M., local time, at The Princeton Marriott in Forrestal Village, 201 Village Boulevard, Princeton, New Jersey 08540, and at any adjournment or postponement thereof.

  At the Annual Meeting, shareholders of RCN eligible to vote will consider and vote upon the following proposals: (i) to elect five (5) Class III Directors to serve for a term of three (3) years; (ii) to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; (iii) to adopt the Company's 2000 Employee Stock Purchase Plan; and (iv) to approve amendments to the Company's 1997 Equity Incentive Plan.

  Any proxy may be revoked at any time prior to its exercise by notifying the Corporate Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

  No person is authorized to give any information or to make any representation not contained in this Proxy Statement in connection with the solicitation made hereby, and if given or made, such information or representation should not be relied upon as having been authorized by the Company.

                               ----------------

              The date of this Proxy Statement is April 20, 2000.

                              THE ANNUAL MEETING

Place, Date and Time

  The Annual Meeting will be held at The Princeton Marriott in Forrestal Village, 201 Village Boulevard, Princeton, New Jersey 08540, on Tuesday, May 16, 2000, at 11:00 A.M., local time.

Purpose of the Annual Meeting

  Shareholders of the Company will consider and vote upon the following proposals: (i) to elect five (5) Class III Directors to serve for a term of three (3) years; (ii) to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; (iii) to adopt the Company's 2000 Employee Stock Purchase Plan; and (iv) to approve amendments to the Company's 1997 Equity Incentive Plan.

Record Date, Quorum, and Required Vote

  The close of business on March 24, 2000, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. On March 24, 2000, there were 81,139,956 outstanding shares of Common Stock, 1,660,267 shares of Series B 7% Senior Convertible Preferred Stock ("Preferred Stock") and no other equity voting securities of the Company. The shares of Preferred Stock, currently held by one shareholder, are convertible into an aggregate of 26,778,500 shares of Common Stock, except to the extent that the number of shares to be issued upon conversion would entitle the holder to cast more than 15% of the aggregate votes that all shareholders are entitled to cast (or a greater percentage under certain circumstances), in which event the excess will be issued as shares of non-voting Class B Common Stock. The Preferred Stock is entitled to be voted on an as converted basis, and the holder of the Preferred Stock has agreed to vote its shares (i) with respect to the election of members of the Board of Directors of the Company, for nominees who have been recommended by the Board of Directors and (ii) with respect to all other matters (and subject to exceptions in the case of proposals to approve a change of control transaction or to approve a stock issuance), either pro rata with the voting of other shareholders or as recommended by the Board of Directors of the Company to shareholders generally, at the election of the holder. See "Transactions with Related Parties."

  The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum at the Annual Meeting. Shareholders will be entitled to one vote per share of common stock on all matters to be submitted to a vote at the Annual Meeting. Shareholders do not have cumulative voting rights with respect to the election of Directors.

  In accordance with Delaware law, a shareholder entitled to vote for the election of Directors can withhold authority to vote for all nominees for Directors or can withhold authority to vote for certain nominees for Directors.

  Directors will be elected by a plurality of the votes cast at the Annual Meeting. The approval of Proposal 2 (regarding the appointment of PricewaterhouseCoopers LLP), Proposal 3 (regarding the 2000 Employee Stock Purchase Plan), and Proposal 4 (regarding the 1997 Equity Incentive Plan) requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions, votes withheld and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of Directors will have the same effect as votes against the proposal, because approval requires a vote in favor of the proposal by a specified majority. Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner. Broker non-votes will have no effect on the outcome of any of the proposals to be considered at the Annual Meeting.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three (3) classes and is currently comprised of fifteen (15) members. One (1) class is elected each year for a three-year term. Class III Directors whose term will expire at the Annual Meeting include the following nominees, all of whom are presently Directors of the Company: David C. McCourt, James Q. Crowe, Eugene Roth, William D. Savoy and Walter Scott, Jr. These five (5) nominees, if elected at the 2000 Annual Meeting, will serve for a term of three (3) years expiring at the Annual Meeting of Shareholders to be held in 2003.

  It is not anticipated that any of the above nominees will become unavailable for any reason, but, if any of the nominees should become unavailable before the Annual Meeting, the persons named on the enclosed Proxy reserve the right to substitute another person of their choice as nominee in place of such person or to vote for such lesser number of Directors as may be prescribed by the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE "FOR" THE ELECTION OF THESE FIVE (5) NOMINEES AS CLASS III DIRECTORS TO SERVE FOR A TERM OF THREE
(3) YEARS.

                             DIRECTOR INFORMATION

  Information concerning the nominees for re-election as Class III Directors and the other Directors of the Company is set forth below.

                                                                         Term
                                                              Director Expiring
 Name of Director Age                                          Since      In
 ---------------- ---                                         -------- --------
                      Nominees for Re-Election in Class III
                      -------------------------------------
 David C. McCourt  43 Chairman, Chief Executive Officer and     1997     2000
                      Director of the Company since
                      September 1997; Chairman and Director
                      of Commonwealth Telephone
                      Enterprises, Inc. ("CTE"), an
                      affiliate of the Company, since
                      October 1993; Chief Executive Officer
                      of CTE from October 1993 to November
                      1998; Chairman, Director and Chief
                      Executive Officer of Cable Michigan,
                      Inc. from September 1997 to November
                      1998. He was also Chairman and Chief
                      Executive Officer, as well as a
                      Director of Mercom, Inc. from October
                      1993 to November 1998. He was a
                      Director of MFS Communications
                      Company, Inc. ("MFS/WorldCom") from
                      July 1990 to December 1996; and a
                      Director of WorldCom, Inc.
                      ("WorldCom") from December 1996 to
                      March 1998; and President and
                      Director of Metropolitan Fiber
                      Systems/McCourt, Inc., a subsidiary
                      of MFS Telecom, Inc., from 1988 to
                      1997. Mr. McCourt is a Director of
                      Level 3 Telecom Holdings, Inc.
                      ("LTH"), formerly Kiewit Telecom
                      Holdings, Inc., an affiliate of the
                      Company, Cable Satellite Public
                      Affairs Network ("C-SPAN") and Level
                      3 Communications, Inc. ("Level 3"),
                      formerly known as Peter Kiewit Sons',
                      Inc. ("PKS"), an affiliate of the
                      Company.


                                                                         Term
                                                              Director Expiring
 Name of Director  Age                                         Since      In
 ----------------  ---                                        -------- --------
 James Q. Crowe     50 President and Chief Executive            1997     2000
                       Officer of Level 3 since August
                       1997; President and Chief Executive
                       Officer of MFS/WorldCom from June
                       1993 to June 1997 and Chairman of
                       the Board of Directors of
                       MFS/WorldCom from 1992 to 1996. Mr.
                       Crowe is a Director of CTE and
                       Inacom Communications, Inc., and he
                       was Chairman of the Board of
                       Directors of WorldCom from December
                       1996 to June 1997.

 Eugene Roth        64 Senior Partner at Rosenn, Jenkins        1997     2000
                       and Greenwald L.L.P. (Attorneys)
                       since 1964. He is also a Director of
                       the Pennsylvania Regional Board of
                       Directors of First Union National
                       Bank, Geisinger Wyoming Valley
                       Medical Center, and CTE.

 William D. Savoy   35 Mr. Savoy was appointed a Director       2000     2000
                       of the Company in February 2000,
                       pursuant to the Stock Purchase
                       Agreement between the Company and
                       Vulcan Ventures, Inc. ("Vulcan")
                       described under "Transactions with
                       Related Parties." He is President of
                       Vulcan Northwest, Inc., managing the
                       personal finances of Paul G. Allen,
                       and Vice President of Vulcan, a
                       venture capital fund wholly owned by
                       Mr. Allen. Mr. Savoy serves on the
                       Advisory Board of DreamWorks SKG and
                       also serves as Director of Charter
                       Communications, Inc., drugstore.com,
                       Go2Net, Inc., Harbinger Corporation,
                       High Speed Access Corporation,
                       Metricom, Inc., Telescan, Inc.,
                       Ticketmaster Online-CitySearch,
                       Inc., USA Networks, Inc., and Value
                       America.

 Walter Scott, Jr.  68 Chairman of Level 3 since 1979 and       1997     2000
                       Director since April 1964; Chairman
                       and Chief Executive Officer of PKS
                       for over nineteen years. He is also
                       a Director of CTE, Berkshire
                       Hathaway, Inc., Burlington
                       Resources, Inc., MidAmerican Energy
                       Holdings Company, ConAgra, Inc., and
                       Valmont Industries, Inc. Mr. Scott
                       served as a Director of WorldCom
                       from December 1996 to July 1997.

                         Other Directors of the Company in
                                      Class I
                         ---------------------------------

 Michael A. Adams   42 President and Chief Operating            1999     2001
                       Officer of the Company since October
                       1999; President of the Technology
                       and Network Development Group since
                       September 1997; Vice President of
                       Technology with C-TEC Corporation
                       from November 1993 to September
                       1997. He is also a Director of CTE.

 Stuart E. Graham   54 President of Skanska USA Inc. since      1997     2001
                       1994. Mr. Graham has been Chief
                       Executive Officer of several Skanska
                       USA Inc. subsidiaries, including
                       Sordoni Skanska, Slattery Skanska
                       and Skanska E&C. He is also a
                       Director of CTE.

                                                                         Term
                                                              Director Expiring
 Name of Director       Age                                    Since      In
 ----------------       ---                                  --------- --------
 Michael J. Levitt       41 Partner of Hicks, Muse, Tate &     1999      2001
                            Furst, Incorporated ("Hicks
                            Muse") since 1996. From 1993
                            through 1995, Mr. Levitt was a
                            Managing Director and Deputy
                            Head of Investment Banking
                            with Smith Barney Inc. Mr.
                            Levitt was appointed to the
                            Board of Directors pursuant to
                            a Stock Purchase Agreement
                            between the Company and HMTF
                            Live Wire Investors, LLC,
                            described under "Transactions
                            with Related Parties." Mr.
                            Levitt also serves as a
                            Director of AMFM Inc., El
                            Sitio, Inc., Globix
                            Corporation, International
                            Home Foods, Inc., Metrocall,
                            Inc., Rhythms NetConnections
                            Inc., Regal Cinemas, Inc., STC
                            Broadcasting, Inc., and Ibero-
                            American Media Partners II
                            Ltd.

 Thomas J. May           52 Chairman and Chief Executive       1997      2001
                            Officer of NSTAR, a
                            Massachusetts business trust,
                            and NSTAR Communications, Inc.
                            ("NSTAR Communications"),
                            formerly known as BecoCom,
                            Inc., which is a party to a
                            joint venture with RCN Telecom
                            Services, Inc., now by name
                            change RCN Telecom Holding
                            Company (see "Transactions
                            with Related Parties"), and
                            its principal operating
                            companies. Mr. May has held
                            similar executive positions at
                            its predecessor companies, BEC
                            Energy and Boston Edison
                            Company ("BECO") since 1994.
                            Mr. May is also a Director of
                            Fleet Boston Corporation,
                            Liberty Mutual Insurance
                            Company, New England Business
                            Services, Inc. and NSTAR.

 Thomas P. O'Neill, III  55 Chief Executive Officer of         1997      2001
                            GPC/O'Neill & Associates since
                            October 1999; Chairman and
                            founder of McDermott/O'Neill &
                            Associates since 1991 and
                            founder of Bay State
                            Investors, Inc. in 1983.

                            Other Directors of the Company
                                      in Class II
                            ------------------------------
 Timothy J. Stoklosa     39 Executive Vice President and       2000      2002
                            Chief Financial Officer of the
                            Company since January 2000;
                            Senior Vice President and
                            Treasurer of the Company from
                            September 1997 to January
                            2000; Executive Vice President
                            and Chief Financial Officer,
                            and well as a Director of
                            Mercom, Inc. from 1997 to
                            1998; Treasurer of CTE from
                            1994 to 1997. He is also a
                            Director of CTE.

 Alfred Fasola           50 Chief Executive Officer of         1997      2002
                            Jumbo Sports, Inc. since March
                            1999; Chairman of Hot Sports,
                            Inc. since 1997; Chief
                            Executive Officer of Herman's
                            Sporting Goods from 1992 to
                            1995.

                                                                         Term
                                                              Director Expiring
 Name of Director  Age                                         Since      In
 ----------------  ---                                       --------- --------
 Edward S. Harris   43 Mr. Harris was appointed a Director     2000      2002
                       of the Company in February 2000,
                       pursuant to the Stock Purchase
                       Agreement between the Company and
                       Vulcan described under
                       "Transactions with Related
                       Parties." He is an Investment
                       Analyst for Vulcan, since 1998.
                       From 1992 to 1998, Mr. Harris was a
                       financial executive in the high
                       tech industry, and served as Chief
                       Financial Officer for three (3)
                       early stage companies: Claircom
                       Communications Group, L.P., an
                       affiliate of McCaw Cellular
                       Incorporated and provider of
                       specialized air-to-ground wireless
                       communications services; Starwave
                       Incorporated, a leading Internet
                       company, which was founded by Mr.
                       Allen; and Mirror Software, Inc., a
                       provider of medical imaging
                       software. Mr. Harris currently
                       serves as a Director for Apex
                       Learning, Inc. and Cencom V.

 Richard R. Jaros   48 Private Investor since 1998;            1997      2002
                       President of Level 3 from 1996 to
                       1997 and Executive Vice President
                       of PKS from 1993 to 1997; Chief
                       Financial Officer of PKS from 1995
                       to 1997. Chairman of CalEnergy
                       Company, Inc. ("CECI"), now known
                       as MidAmerican Energy Holdings
                       Company, from 1993 to 1994 and
                       President of CECI from 1992 to
                       1993. Mr. Jaros served in various
                       capacities at PKS between 1980 and
                       1993. Mr. Jaros is also a Director
                       of Level 3, MidAmerican Energy
                       Holdings Company, Home Services.com
                       and CTE.

 Michael B. Yanney  66 Chairman and Director of America        1997      2002
                       First Mortgage Investments,
                       Inc.("AFMI"). Mr. Yanney has served
                       as Chairman and Chief Executive
                       Officer of America First Companies
                       L.L.C. since 1984. He is also a
                       Director of Burlington Northern
                       Santa Fe Corporation, Forest Oil
                       Corporation, AFMI, America First
                       Apartment Investors, Magnum
                       Resources, Inc., Rio Grande Medical
                       Technologies, Inc., Telecom
                       Technologies, Inc. and Level 3. Mr.
                       Yanney served as Director of
                       WorldCom from December 1996 to July
                       1997 and as a Director of CTE from
                       August 1996 to September 1997.

                INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

  The Board of Directors of the Company held seven (7) meetings during 1999, the Audit Committee met six (6) times and the Compensation Committee met three
(3) times. The Company does not have a Nominating Committee.

Executive Committee

  The Executive Committee exercises, to the extent permitted by law and delegated by the Board of Directors, all powers of the Board of Directors between board meetings, except those functions assigned to specific committees. The current Executive Committee consists of David C. McCourt, Chairman, Walter Scott, Jr., William D. Savoy, Michael A. Adams and James Q. Crowe.

Audit Committee

  The principal functions of the Audit Committee are to (i) make recommendations to the full Board of Directors concerning the appointment of independent accountants; (ii) review the audit scope of the independent accountants and internal auditors and related fees; (iii) be briefed on the Company's accounting principles, policies and reporting practices by the independent accountants, internal auditors and management; (iv) review with the independent accountants the results of their audit and determine what action, if any, is required with respect to the Company's internal audit function; (v) meet quarterly with the independent accountants and the internal auditors; (vi) consider other audit and non-audit matters from time to time as requested by the full Board of Directors; and (vii) review Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. The current Audit Committee consists of Alfred Fasola, Chairman, Thomas P. O'Neill, III, Thomas J. May and Michael J. Levitt.

Compensation Committee

  The Compensation Committee makes recommendations to the Board of Directors on matters related to employee compensation and plans concerning the orderly succession of officers and key management personnel. The Compensation Committee also administers the Company's 1997 Equity Incentive Plan and the Executive Stock Purchase Plan. The current Compensation Committee consists of Eugene Roth, Chairman, Alfred Fasola and Michael B. Yanney.

Directors' Compensation

  Directors of RCN who are employees of the Company and its subsidiaries receive no Directors' fees. Non-employee Directors of the Company receive on January 1 an annual Directors' fee of $10,800 in common stock based upon the average fair market value of the Common Stock during the ten (10) trading days prior to such date, plus $1,000 in cash per board meeting. The committee Chairmen and other committee members are paid $1,500 and $1,000 in cash, respectively, for each committee meeting attended. Pursuant to the Company's 1997 Stock Plan for Non-Employee Directors, each non-employee Director receives an annual grant of non-qualified options for 4,000 shares of Common Stock on the date of the Annual Meeting with an exercise price equal to the fair market value of the Common Stock on the date the options are granted.

                                  PROPOSAL 2

                     RATIFICATION OF INDEPENDENT AUDITORS

  The Company is asking the shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

  If the shareholders do not ratify this appointment, other independent auditors will be considered by the Board of Directors. Notwithstanding the shareholders' ratification of the selection of the independent auditors, the Board reserves the right to select other independent auditors at its discretion.

  Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions. Ratification of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2000 requires the affirmative vote of a majority of the votes cast by holders of common stock.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                                  PROPOSAL 3

          PROPOSED ADOPTION OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN

  The Company is proposing to adopt a new Employee Stock Purchase Plan ("Stock Purchase Plan"). The Stock Purchase Plan is intended to be qualified under Internal Revenue Code Section 423. If a plan is qualified under Section 423, our employees who participate in the plan will enjoy certain tax advantages, as described below. In order for the plan to be qualified, our shareholders must approve the plan.

  The Stock Purchase Plan would allow our employees to purchase Common Stock at a discount, without being subject to tax until they sell the stock, and without having to pay any brokerage commissions with respect to the purchases. In addition, an employee is not permitted to purchase stock exceeding $25,000 in fair market value for each calendar year.

  The purpose of the Stock Purchase Plan is to encourage the purchase of common stock by the Company's employees, to provide employees with a personal stake in the Company, and to help retain employees and maintain competitiveness in the external marketplace. In addition, the Board can approve the participation of any subsidiaries. Currently, only employees of the Company and its subsidiaries would participate in the Stock Purchase Plan. The first offering period under the Stock Purchase Plan would commence on or after July 1, 2000, as determined by its administrator.

  The Stock Purchase Plan provides employees with the right to purchase shares of Common Stock through payroll deductions. A total of 1,000,000 shares of Common Stock are available for purchase under the Stock Purchase Plan, subject to adjustment in the number and price of shares available for purchase in the event the outstanding shares of Common Stock are increased or decreased through stock dividends, recapitalizations, stock splits, reorganizations or similar changes.

  The Stock Purchase Plan is administered by the Board of Directors, which may delegate responsibility for administration to a committee of the Board. Subject to the terms of the Stock Purchase Plan, the Board or the committee has authority to interpret the Stock Purchase Plan, prescribe, amend and rescind rules and regulations relating to it and make all other determinations deemed necessary or advisable in administering the Stock Purchase Plan.

  A full-time employee is eligible to participate in the Stock Purchase Plan if he or she is employed on the first day of an offering period. A part-time employee is eligible to participate in the Stock Purchase Plan if, as of the last day of the month immediately preceding the effective date of an election to purchase the Company's common stock under the Stock Purchase Plan, he or she has been employed by the Company on a part-time basis for 24 consecutive months, or a shorter period of time as determined by the Company. An employee is considered to be a part-time employee if the employee is scheduled to work at least 20 hours per week. If the Stock Purchase Plan was effective as of March 31, 2000, approximately 3,950 employees, including our Chief Executive Officer and the Company's other executive officers, were eligible to participate in the Stock Purchase Plan.

  Any employee who, after purchasing Common Stock under the Stock Purchase Plan, would own 5% or more of the total combined voting power or value of all classes of our stock or any subsidiary corporation is not eligible to purchase additional stock under the Stock Purchase Plan. Ownership of stock is determined in accordance with the provisions of Section 424(d) of the Internal Revenue Code. In addition, an employee is not permitted to purchase stock exceeding $25,000 in fair market value for each calendar year.

  Stock will be available to be purchased during an offering period. The offering period will be a period of time determined by the Board or committee, and may be on a payroll period, bi-weekly, monthly, quarterly, semi-annual, annual, bi-annual and/or other basis. Eligible employees may elect to participate in the Stock Purchase Plan prior to the start of an offering period. Shares of Common Stock will be deemed to have been purchased on the last day of the offering period. The purchase price per share may be from 85% to 100% of the lesser of:

  . the fair market value per share of Common Stock on the first day of the offering period; or

  . the fair market value per share of Common Stock on the last day of the offering period.

  If any of these dates is not a trading day, then the fair market value will be determined on the next trading day after such date. The purchase price may also be discounted by some lesser amount than determined above. The Board or committee will determine, with respect to any offering period, the amount, if any, by which the purchase price will be discounted, which will be between 0% and 15%, as described above.

  An eligible employee who wishes to participate in the Stock Purchase Plan must file an election form with the Board or committee at least fifteen (15) days before the beginning of an offering period. Each participant will have payroll deductions made from his or her compensation on each regular payday during the time he or she is a participant in the Stock Purchase Plan. All payroll deductions will be credited to the participant's account under the Stock Purchase Plan. A participant who is on an approved leave of absence may authorize continuing payroll deductions.

  If the total number of shares of Common Stock for which purchase rights are exercised at the end of an offering period exceeds the maximum number of shares of Common Stock available, the Board or committee will make a pro rata allocation of shares available for delivery and distribution. The unapplied account balances will be credited to participants' accounts for the next succeeding offering or, at the participant's election, returned to the participant, without interest, as soon as practicable following the end of the offering period.

  A participant may discontinue his or her participation in the Stock Purchase Plan at any time, but no other change can be made during an offering period. A participant may change the amount of payroll deductions for subsequent offerings by giving written notice of such change to the Board or committee on or before the 15th day of the month immediately preceding the beginning of an offering period.

  A participant may elect to withdraw all, but not less than all, of the balance credited to the participant's account by providing a termination form to the Board or the committee at any time before the end of the offering period. All amounts credited to such participant's account shall be paid as soon as practicable following receipt of the participant's termination form, and no further payroll deductions will be made with respect to the participant.

  If a participant's employment terminates for any reason other than death, all amounts credited to such participant's account will be returned to the participant. If a participant's employment terminates due to death or the participant dies after termination of employment but before the participant's account has been returned, all amounts credited to such participant's account will be returned to the participant's successor-in-interest.

  All funds held or received by the Company under the Stock Purchase Plan may be used for any corporate purpose until applied to the purchase of shares of Common Stock or refunded to employees and shall not be required to be segregated from the Company's general assets. Shares of the Common Stock purchased under the Stock Purchase Plan will be issued from the Company's authorized but unissued shares. The Company will pay all fees and expenses incurred, excluding individual federal, state, local or other taxes, in connection with the Stock Purchase Plan.

  An employee's rights under the Stock Purchase Plan belong to the employee alone and may not be transferred or assigned to any other person during the employee's lifetime. After the shares of Common Stock have been issued under the Stock Purchase Plan, such shares may be assigned or transferred the same as any other shares.

  The Stock Purchase Plan would not be qualified under Section 401 (a) of the Internal Revenue Code. The Company generally will not be entitled to a deduction with respect to stock purchased under the Stock Purchase Plan, unless the stock is disposed of less than one (1) year after it is purchased by the employee, or less than two (2) years after the start of the offering period pursuant to which the stock was purchased.

  Generally, no tax consequences arise at the time an employee purchases shares of Common Stock under the Stock Purchase Plan. In general, upon a disposition of shares, the participant will receive compensation taxable as ordinary income for the taxable year in which the disposition occurs in an amount equal to the lesser of:

  . the excess of the fair market over the purchase price value of the shares at the beginning of the offering period, or

  . the excess over the purchase price of (a) the amount actually received for the shares if sold or exchanged or (b) the fair market value of the shares on the date of any other termination of his or her ownership (such as by gift).

  The amount of such ordinary income is then added to the participant's basis in his shares for purposes of determining capital gain or loss. This tax treatment only applies if the following holding period requirement is satisfied:

  . the participant does not dispose of the shares for at least one (1) year after the date of purchase, and

  . the participant does not dispose of the shares for at least two (2) years after the beginning of the offering period pursuant to which the shares were purchased.

  If a participant disposes of shares of Common Stock purchased under the Stock Purchase Plan before the holding period is satisfied, he or she will receive compensation taxable as ordinary income in the amount of the difference between the amount paid for the shares and the fair market value of the shares at the time of purchase. If the shares are sold or exchanged, the amount of such ordinary income is added to the participant's basis in his shares for purposes of determining capital gain or loss.

  If a participant dies before disposing of the shares purchased under the Stock Purchase Plan, he or she will be deemed to have realized compensation income taxable as ordinary income in the taxable year closing with his or her death in an amount equal to the lesser of:

  . the excess of the fair market over the purchase price value of the shares at the beginning of the offering period, or

  . the excess over the purchase price of the fair market value of the shares on the date of death.

  He or she is deemed not to have realized any capital gain or loss because of death.

  The Board or the committee will have the right to amend, modify or terminate the Stock Purchase Plan at any time without notice, provided that, upon any termination, all shares or unapplied payroll deductions will be distributed to participants, and provided further, that no amendment will affect the right of a participant to receive his or her proportionate interest in the shares or unapplied payroll deductions. Upon any amendment of the Stock Purchase Plan, shareholder approval will be obtained if required by law.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF OUR PROPOSED EMPLOYEE STOCK PURCHASE PLAN AS DESCRIBED IN THIS PROPOSAL 3.

                                  PROPOSAL 4

                    APPROVAL OF AMENDMENTS TO THE COMPANY'S
                          1997 EQUITY INCENTIVE PLAN

  The Board believes that granting stock options, restricted stock, outperformance options and other forms of equity compensation is an effective method of attracting able persons to enter and remain in the employ of the Company and its subsidiaries, and also serves to provide incentives and strengthen the identity of interests between them and the Company. The Company is proposing to adopt certain amendments to the 1997 Equity Incentive Plan (the "Equity Incentive Plan" or the "Plan").

  The Current Plan. As in effect prior to March 31, 2000, a total of 13,040,100 shares of Common Stock were subject to award under the Plan. Awards may be made to employees of and consultants to the Company or its subsidiaries and Directors of the Company. The Equity Incentive Plan is administered by the Compensation Committee of the Board. The Board may amend or terminate the Plan at any time.

  Following is a general summary of the types of awards that may be made under the Equity Incentive Plan:

    Non-Qualified Options. Under a non-qualified option, the optionee has the right to exercise the option after it vests and becomes exercisable in exchange for the payment to the Company of the option price established at the time the award is made. In general, for federal income tax purposes, the optionee recognizes ordinary compensation income at the time of exercise; on a subsequent sale of option stock, the optionee recognizes capital gain or loss, which is long-term if the optionee has held the option stock for more than one (1) year. The Company is entitled to a deduction for compensation expense at the time of exercise of the option in the same amount recognized by the optionee at that time.

    Incentive Stock Options. Under an incentive stock option, the optionee has the right to exercise the option after it vests and becomes exercisable in exchange for the payment to the Company of the option price established at the time the award is made, which, in most cases, must be at least 100% of the fair market value of the option stock at the time of grant. In general, for federal income tax purposes, if the optionee holds the option stock for more than two (2) years from the date of grant and more than one
  (1) year from the date of exercise, the optionee will recognize long-term gain on the sale or other disposition of option stock equal to the excess of the net sales proceeds over the option price. The Company is not entitled to a deduction on the qualifying exercise and sale of option stock granted under an incentive stock option.

    Stock Appreciation Rights. Under a stock appreciation right ("SAR"), the holder has the right to exercise the SAR after it vests and becomes exercisable and receive payment in cash or stock in an amount equal to the excess of the fair market value of a share of stock on the date of exercise over the fair market value of a share of stock on the date of grant. In general, for federal income tax purposes, the holder recognizes ordinary income at the time of exercise equal to the amount of the payment and the Company is entitled to a deduction for compensation expense in the same amount at that time.

    Restricted Stock. A grantee of restricted stock must forfeit the restricted stock if the grantee terminates employment before the vesting date or if any other conditions attached to vesting are not satisfied. After the vesting conditions lapse, the grantee may retain the stock. In general, for federal income tax purposes, the grantee recognizes ordinary income at the vesting date equal to the fair market value of the stock on that date and the Company is entitled to a deduction for compensation expense in the same amount at that time.

    Performance Shares. A grantee of performance shares is entitled to receive shares of stock upon the satisfaction of pre-established performance goals. For federal income tax purposes, the grantee recognizes ordinary income equal to the value of the shares on the payment date and the Company is entitled to a deduction for compensation expense in the same amount at the same time.

    Phantom Stock Units. A grantee of phantom stock is entitled to receive shares of stock (or cash, in the discretion of the Compensation Committee) upon the completion of vesting conditions established by the Compensation Committee, together with cash equal to the amount of accrued dividend equivalents (measured by the amount of dividends paid per share during the vesting period).

    Outperformance Options. A holder of an outperformance option is entitled to receive shares of stock (or cash, in the discretion of the Compensation Committee) based on the performance of Common Stock of the Company compared to the performance of a pre-established stock performance index. After an outperformance option vests, the holder may exercise the outperformance option and receive stock and/or cash having a value equal to a pre-established multiple (not to exceed eight [8]) of the excess, if any, of the per share fair market value of Common Stock of the Company at the date of exercise over the "Adjusted Price." In general, the Adjusted Price is equal to the fair market value of a share at the date of grant, as adjusted for increases (but not decreases) in the pre-established performance index. The number of shares that can be acquired by a holder on the exercise of an outperformance option cannot be less than zero or exceed eight (8) times the number of shares designated as the basis of the award at the time of grant.

  Since the adoption of the Plan on October 1, 1997, employees of the Company have received awards under the Plan. The Compensation Committee has the discretion to determine the vesting schedule of awards. In general, with the exception of options that have been assumed by the Company pursuant to its purchase of various companies, awards vest ratably over three (3) or five (5) years. No single participant can receive awards for more than 2,000,000 shares of Common Stock in any one year.

  The Plan Amendments. Under the first amendment the Company is proposing to adopt and that will be voted on by the shareholders at the meeting, the number of shares of Common Stock authorized for issuance will be increased by 20,000,000 shares under the Plan.

  Under the second amendment the Company is proposing to adopt, the number of shares of Common Stock that may be subject to awards pursuant to the Plan for any one participant in a year will be increased from 2,000,000 to 4,000,000.

  Under the third amendment the Company is proposing to adopt the Adjusted Price for outperformance options would both increase and decrease with the changes in the performance of the pre-established performance index.

  Section 162(m) of the Internal Revenue Code precludes a public corporation such as RCN from taking a deduction for compensation paid in excess of $1,000,000 per person to its Chief Executive Officer or any of its four (4) other highest paid officers. Certain performance-based compensation, however, is exempt from the deduction limitation. Performance-based compensation must be determined by a committee comprised solely of two (2) or more outside Directors. In order to qualify as an outside Director, a person may not be an employee of the Company and generally may not receive, directly or indirectly, compensation for services other than in that person's capacity as a Director. Currently, the members of the Compensation Committee meet the preceding criteria.

  In addition, in order to qualify as performance-based compensation, the Plan under which the awards are granted must state the maximum number of shares that any one participant may receive during a specified time period. This individual limit must be disclosed to and approved by shareholders. If a plan containing this individual limit is not approved by shareholders, and any awards under the Plan result in the Chief Executive Officer or one of the four
(4) highest paid officers receiving compensation in excess of $1,000,000, then the compensation in excess of $1,000,000 will not be deductible by the Company. To that end, in order to achieve the favorable tax treatment the Company desires, the Board will amend the Equity Incentive Plan to increase the individual limit.

  On April 14, 2000, the last reported sales price of the Common Stock of RCN as reported on Nasdaq was $40.44 per share.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDMENTS TO OUR EQUITY INCENTIVE PLAN AS DESCRIBED IN THIS PROPOSAL 4.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Set forth in the table below is information as of March 31, 2000 with respect to the number of shares of Common Stock beneficially owned by: (i) each person or entity known by the Company to own more than 5% of the Common Stock; (ii) each Director of the Company; (iii) each of the named executive officers below; and (iv) all Directors and executive officers as a group. To the Company's knowledge, unless otherwise indicated, each person or entity has voting and investment power with respect to the shares set forth opposite the person's or entity's name.

                                                             Common Stock
                                                        -----------------------
                                                         Number of
                                                           Shares
                                                        Beneficially Percent of
Name of Beneficial Owner                                   Owned     Shares(%)
------------------------                                ------------ ----------
Michael A. Adams(1)(2).................................     236,896      *
James Q. Crowe(3)(11)..................................      31,000      *
Alfred Fasola(3).......................................       9,102      *
Bruce C. Godfrey(1)(14)................................      53,935      *
Stuart E. Graham(3)....................................      18,221      *
Edward S. Harris.......................................         550      *
Mark Haverkate(1)(15)..................................      65,864      *
Richard R. Jaros(3)(11)................................      28,230      *
John J. Jones(1)(4)....................................      34,480      *
Michael J. Levitt(13)..................................         -0-      *
Michael J. Mahoney(1)(5)(16)...........................     138,175      *
Thomas J. May(3).......................................      11,418      *
David C. McCourt(1)(6)(7)(11)..........................   1,628,892     1.97%
Thomas P. O'Neill, III(3)..............................      12,798      *
Eugene Roth(3).........................................      20,953      *
William D. Savoy.......................................         -0-      *
Walter Scott, Jr.(3)(11)...............................      10,300      *
Timothy J. Stoklosa(1)(12).............................      88,376      *
Michael B. Yanney(3)(11)...............................      18,756      *
All Directors and Executive Officers as a Group (22
 persons)..............................................   2,590,174     3.12%

Level 3 Telecom Holdings, Inc.(7)......................  26,640,970    32.83%
HM4 RCN Partners(8)....................................   6,865,693     7.80%
Vulcan Ventures Incorporated(9)........................  30,185,600    27.97%
NSTAR Communications, Inc.(10).........................   4,097,193     5.05%

--------
(*)  Less than 1% of outstanding shares.

(1) Includes Share Units (further defined below) relating to the Common Stock acquired by each such named participant in lieu of current compensation and the vested Share Units credited to the Executive Stock Purchase Plan ("ESPP") account of each such named participant, as of March 31, 2000, including matching Share Units scheduled to vest within 60 days thereafter: Mr. McCourt, 112,821 shares; Mr. Mahoney, 36,828 shares; Mr. Godfrey, 37,984 shares; Mr. Haverkate, none; Mr. Adams, 22,443 shares;
     Mr. Stoklosa, 784 shares; and Mr. Jones, 2,961 shares. Under the ESPP, participants who defer current compensation are credited with "Share
     Units" with a value equal to the amount of the deferred pretax compensation. The value of a Share Unit is based on the value of a share of Common Stock. The Company also credits each participant's matching account under the ESPP with 100% of the number of Share Units credited based on the participant's elective contributions. Share Units credited to participants' elective contribution accounts are fully and immediately vested. Share Units credited to participants' matching accounts generally vest on the third anniversary of the date they are credited, subject to continued employment. Share Units credited to a participant's matching account become fully vested on a change in control of the Company or on the participant's death or disability while actively employed. If dividends are paid on Common Stock, a dividend equivalent is deemed paid with respect to Share Units and credited to participants' accounts in the form of additional Share Units. The Company has established a grantor trust to hold Common Stock corresponding to the number of Share Units credited to participants' accounts in the ESPP. Participants do not have the right to vote Share Units, provided that the Company may, but is not required to, make arrangements for participants to direct the trustee of the grantor trust as to how to vote a number of shares held by the grantor trust corresponding to the number of Share Units credited to the participants' matching account.

(2) Includes options to purchase 212,500 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement.

(3) Includes options to purchase 8,000 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement.

(4) Includes options to purchase 26,668 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement.

(5) Includes options to purchase 13,334 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement.

(6) Includes options to purchase 1,445,834 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement.

(7) As a result of PKS separating its construction and mining management businesses ("Construction Group") from its other businesses on March 31, 1998 (the "Split-Off"), PKS no longer owns any interest in the Construction Group. Following the Split-Off, PKS changed its name to "Level 3 Communications, Inc." and the company formed in the Split-Off to hold the Construction Group's business changed its name to "Peter Kiewit Sons', Inc." Level 3 holds 90% of the common stock of LTH and all of the preferred stock of LTH. David C. McCourt owns the remaining 10% of the common stock of LTH. The address of Level 3 and LTH is 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

(8) Consists of 6,863,026 shares of Common Stock deemed beneficially owned by HM4 RCN Partners by virtue of its ownership of record of 267,658 shares of Series A 7% Senior Convertible Preferred Stock convertible into 6,863,026 shares of Common Stock. HM4 RCN Partners is a general partnership of which the limited partners are HM4 RCN Qualified Fund, L.P., HM4 RCN Private Fund, L.P. and HM4 RCN Coinvestors, L.P., each a limited partnership of which the sole general partner is Hicks, Muse GP Partners IV, L.P., a limited partnership of which the sole general partner is Hicks, Muse Fund IV LLC, a limited liability company of which Thomas O. Hicks is the sole member. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. Mr. Hicks expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares of Common Stock not owned of record by him. The address of Thomas O. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Michael J. Levitt, a senior executive officer of Hicks, Muse Fund IV LLC and a limited partner of Hicks, Muse GP Partners IV, L.P., has been designated by HM4 RCN Partners to serve as a Director of the Company.

(9) Consists of 3,407,100 shares of Common Stock owned of record by Vulcan and 26,778,500 shares of Common Stock deemed beneficially owned by Vulcan by virtue of its ownership of record of 1,660,267 shares (or 100%) of the Preferred Stock which are convertible into an aggregate of 26,778,500 shares of Common Stock. Paul G. Allen is the sole shareholder of Vulcan and may be deemed to be the beneficial owner of shares beneficially owned by Vulcan. The address of Vulcan and Paul G. Allen is 110-110th Avenue N.E., Suite 550 Bellevue, Washington 98004. Vulcan has designated William
     D. Savoy and Edward S. Harris to serve as Directors of the Company.

(10) Consists of 4,097,193 shares of Common Stock which were acquired pursuant to an Exchange Agreement by and between BecoCom, Inc., now by name change NSTAR Communications, and C-TEC Corporation, the former corporate parent of RCN dated June 17, 1997, pursuant to which NSTAR Communications has the right, from time to time in accordance with the terms thereof, to sell to the Company all or a portion of

      NSTAR Communications' membership interest in a joint venture with RCN Telecom Holding Company in exchange for shares of the Common Stock of the Company. The address of NSTAR is 800 Boylston Street, Boston, Massachusetts 02199.

(11) Does not include shares beneficially owned by LTH. As an officer, director or shareholder of Level 3 or LTH, this person may be deemed to beneficially own all of the shares of Common Stock beneficially owned by LTH.

(12) Includes options to purchase 66,288 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement.

(13)  Does not include shares beneficially owned by HM4 RCN Partners.

(14) Bruce C. Godfrey resigned as the Company's Executive Vice President and Chief Financial Officer effective January 18, 2000.

(15)  Mark Haverkate's employment with the Company terminated on October 19,
      1999.

(16) Michael J. Mahoney resigned as the Company's President and Chief Operating Officer effective October 4, 1999.

                           COMPENSATION INFORMATION

Executive Compensation

  The following table sets forth, for the fiscal years ending December 31, 1997, 1998 and 1999, the cash compensation, as well as certain other compensation, paid or accrued to the top five (5) most highly compensated Officers (the named executive officers). The Company carried out a two-for-one stock split of the Common Stock (in the form of a stock dividend) during 1998. Shareholders of record at the market close on March 20, 1998 received an additional share of Common Stock for each share held. The distribution date for the stock dividend was April 3, 1998. All share and per share data, stock option data and market prices (including historical trading prices) of Common Stock have been restated to reflect this stock dividend.

                          Summary Compensation Table

                              Annual Compensation(1)      Long-Term Compensation Awards
                              ------------------------ ------------------------------------
                                                        Restricted  Securities  All Other
                                                          Stock     Underlying Compensation
Name and Position        Year  Salary($)   Bonus($)    Awards($)(2) Options(#)    ($)(3)
-----------------        ---- ----------- ------------ ------------ ---------- ------------
David C. McCourt........ 1999     500,000    2,000,000   310,000      275,000     47,646
 Chairman and Chief      1998     500,000    1,250,000   310,000        -0-       38,165
 Executive Officer       1997     500,000    1,400,000   380,000    1,000,000      8,144

Michael A. Adams........ 1999     210,000      400,000    82,000       75,000      2,940
 President and Chief     1998     210,327      200,000    72,000        -0-          576
 Operating Officer       1997     203,269      150,000    70,654      230,000     16,045

Bruce C. Godfrey(4)..... 1999     250,000        -0-     116,500       80,000      5,686
 Former Executive Vice   1998     250,327      300,000   116,500        -0-        6,176
 President and Chief     1997     243,077      500,000   148,615      400,000      5,763
 Financial Officer

John J. Jones........... 1999     210,000      150,000    57,000       40,000      5,767
 Executive Vice          1998     210,000       75,000     -0-        100,000        202
 President,
 General Counsel and
 Corporate Secretary

Michael J. Mahoney(5)... 1999     250,000        -0-     117,500       80,000      5,996
 Former President and    1998     250,327      250,000   117,500        -0-        6,176
 Chief Operating Officer 1997     248,654      500,000   149,731      400,000      5,871

Mark Haverkate(6)....... 1999     183,346        -0-      62,000       56,250      5,484
 Former Executive Vice   1998     210,327      200,000    62,000        -0-        5,576
 President               1997     205,192      100,000    61,038       80,000      2,985

--------
(1) Includes the amount of the deferred compensation contributed by the named executive officers to purchase share units pursuant to the ESPP. Such contributions are matched by the Company. Refer to footnote (2) below.

(2) These amounts reflect the market value on the date of grant of matching share units pursuant to the ESPP.

     The aggregate holdings and the value of Share Units for the named participants in the ESPP as of March 15, 2000 are as follows: Mr. McCourt, 164,310 share units, aggregate value $10,659,611; Mr. Adams, 33,436 share units, aggregate value $2,169,161; Mr. Godfrey, 52,448 share units, aggregate value $3,402,564; Mr. Jones, 5,922 share units, aggregate value $384,190; Mr. Mahoney, 51,084 share units, aggregate value $3,314,075; and Mr. Haverkate, none. See also, footnote (1) under "Security Ownership of Certain Beneficial Owners and Management.".

(3)  Includes the following amounts for the last fiscal year:

     David C. McCourt: $396--Company paid life insurance; $5,600--401(k) Company match; $41,650--Company provided transportation.
     Michael A. Adams: $396--Company paid life insurance; $2,544--401(k) Company match.
     Bruce C. Godfrey: $396--Company paid life insurance; $5,290--401(k) Company match.
     John J. Jones: $396--Company paid life insurance; $5,371--401(k) Company match.
     Michael J. Mahoney: $396--Company paid life insurance; $5,600--401(k) Company match.
     Mark Haverkate: $396--Company paid life insurance; $5,088--401(k) Company match.

(4) Bruce C. Godfrey resigned as the Company's Executive Vice President and Chief Financial Officer effective January 18, 2000. In connection with his resignation, Mr. Godfrey and the Company entered into an agreement under which Mr. Godfrey would continue as a non-executive employee of the Company through February 28, 2000 at his then current salary of $250,000 per year.

(5) Michael J. Mahoney resigned as the Company's President and Chief Operating Officer effective October 4, 1999. In connection with his resignation, Mr. Mahoney and the Company entered into an agreement under which Mr. Mahoney would continue as a non-executive employee of the Company through October 31, 2000.

(6)  Mark Haverkate's employment with the Company terminated on October 19,
     1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                             Potential
                                                                         Realizable Value
                                                                         at Assumed Annual
                                                                          Rates of Stock
                         Numbers of   % of Total                               Price
                         Securities    Options                           Appreciation for
                         Underlying   Granted to  Exercise or               Option Term
                           Options   Employees in Base Price  Expiration -----------------
     Name                Granted (#) Fiscal Year    ($/sh)       Date    5% ($)   10% ($)
     ----                ----------- ------------ ----------- ---------- ------- ---------
David C. McCourt........   68,750        2.03       25.6250   02/16/2004 486,763 1,075,529
                           68,750        2.03       45.5000   05/03/2004 864,301 1,909,720
                           68,750        2.03       40.3750   08/02/2004 766,948 1,694,614
                           68,750        2.03       47.4375   11/01/2004 901,105 1,991,041
Michael A. Adams........   18,750        0.55       25.6250   02/16/2004 132,754   293,326
                           18,750        0.55       45.5000   05/03/2004 235,718   520,833
                           18,750        0.55       40.3750   08/02/2004 209,168   462,168
                           18,750        0.55       47.4375   11/01/2004 245,756   543,011
Bruce C. Godfrey........   20,000        0.59       25.6250   02/16/2004 141,604   312,881
                           20,000        0.59       45.5000   05/03/2004 251,433   555,555
                           20,000        0.59       40.3750   08/02/2004 223,112   492,979
                           20,000        0.59       47.4375   11/01/2004 262,140   579,212
John J. Jones...........   10,000        0.29       25.6250   02/16/2004  70,802   156,441
                           10,000        0.29       45.5000   05/03/2004 125,717   277,778
                           10,000        0.29       40.3750   08/02/2004 111,556   246,489
                           10,000        0.29       47.4375   11/01/2004 131,070   289,606
Michael J. Mahoney......   20,000        0.59       25.6250   02/16/2004 141,604   312,881
                           20,000        0.59       45.5000   05/03/2004 251,433   555,555
                           20,000        0.59       40.3750   08/02/2004 223,112   492,979
                           20,000        0.59       47.4375   11/01/2004 262,140   579,212
Mark Haverkate..........   18,750        0.55       25.6250   02/16/2004 132,754   293,326
                           18,750        0.55       45.5000   05/03/2004 235,718   520,833
                           18,750        0.55       40.3750   08/02/2004 209,168   462,168

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                        Number of Securities
                           Shares                 Underlying Unexercised Options At Value of Unexercised In-The-Money
                         Acquired on                     Fiscal Year End(1)           Options at Fiscal Year End(2)
                          Exercise      Value     --------------------------------- ---------------------------------
     Name                    (#)     Realized ($) Exercisable (#) Unexercisable (#) Exercisable ($) Unexercisable ($)
     ----                ----------- ------------ --------------- ----------------- --------------- -----------------
David C. McCourt........       --            --      1,300,000         975,000        50,739,100       26,509,697
Michael A. Adams........       --            --        194,000         221,000         7,352,340        5,691,237
Bruce C. Godfrey........       --            --        300,000         320,000        11,110,900        8,666,250
John J. Jones...........       --            --         20,000         120,000           510,000        2,390,625
Michael J. Mahoney......   360,000    14,132,725           -0-         100,001               -0-        2,881,678
Mark Haverkate..........   126,000     5,181,321           -0-             -0-               -0-              -0-

--------
(1) Denominated in shares of Common Stock.
(2) The fair market value of Common Stock at December 31, 1999 was $48.50 per share.

                         COMPENSATION COMMITTEE REPORT

  The compensation programs for the Company's executive officers are administered by the Compensation Committee (the "Compensation Committee") of the Company's Board of Directors. The Compensation Committee makes recommendations and/or determinations with respect to all executive compensation matters.

  The Compensation Committee submits the following report on compensation for the Company's executive officers for the 1999 fiscal year:

Compensation Philosophy

  As an emerging telecommunications company in highly competitive markets, the Company's compensation philosophy must provide a framework for flexibility, with a core component of compensation being performance based, with significant portions of pay at risk. To insure the competitiveness of the Company's compensation program, the Company utilized an Executive Value Index ("EVI") which was developed in 1998. The EVI includes predictive compensation models designed from comparisons to a combination of public and private compensation survey data as well as specific data from the proxy statements of publicly-traded companies. The Company continued to use the basic philosophy of providing senior level base salaries below that of the Company's peer group, a short-term (annual) incentive opportunity equal to that of the peer group, and a long-term incentive opportunity significantly above that of the Company's peer group. The peer group is a selected group of high-technology telecommunications and Internet companies.

  The Chief Executive Officer, with the review and approval of the Compensation Committee, determines senior level base salaries and makes recommendations with respect to short-term incentive grants and stock option grants as he deems appropriate and consistent with the EVI guidelines and the compensation philosophy of the Company.

  To further align the interests of the Company's executives with that of shareholders, the Company encourages executives to acquire and maintain an equity stake in the Company. To assist executives in accumulating this equity position on a pre-tax basis, the Company implemented the ESPP pursuant to which an executive may purchase Company stock through deferral of earned and otherwise payable compensation, which is matched by the Company.

Executive Officer Compensation

  The salaries paid to executive officers by the Company for 1999 were targeted to be below that of executive officers of the Company's peer group and were based upon the consideration of certain employment data, an assessment of the Company's and the officers' performance during the prior year and certain subjective criteria.

  The amount of cash bonuses paid to executive officers for 1999 pursuant to the bonus plan, as adopted by the Company was determined through a combination of factors including the attainment of certain corporate business unit and individual objectives (financial and non-financial), the compensation practices of the Company's peer group, results of corporate and business unit financial performances and certain subjective criteria.

  Stock options were granted to the executive officers named in the "Summary Compensation Table." The Compensation Committee believes that such stock options assist in recruiting, incentivizing and retaining executive talent and the creation of shareholder value in the long-term, since the full benefit of the compensation package cannot be realized unless the price of the Company's stock appreciates over a specified number of years and the executive continues to perform services for the Company. The number of stock options granted to each executive officer and/or mid-level management employee was based on the individual's salary band, title and evaluation of each executive's individual performance and contribution to the Company's performance as presented to the Compensation Committee. Certain stock option awards which were granted in February 1999 and approved by the Compensation Committee were quarterly awards rather than annual awards, with a five (5) year option exercise period rather than a ten (10) year option exercise period, with vesting of one-third of the option shares granted in each of the initial three (3) years of the five (5) year option term.

Chief Executive Officer Compensation

  Mr. McCourt was paid a base salary and bonus of $500,000 and $2,000,000, respectively for services rendered in 1999. Mr. McCourt's compensation for 1999 was structured so that his base compensation was below the level paid to persons holding similar positions at similarly situated companies. Mr. McCourt's short-term incentive award for 1999, which was earned under the short-term plan adopted by the Company, reflects the outstanding accomplishments that took place in 1999, the attainment of certain strategic corporate objectives, and achievement of certain corporate financial and non-financial goals including the acquiring and integrating of numerous Internet companies intended to increase shareholder value. Specifically, Mr. McCourt was instrumental in securing a total of $3,600,000,000 of additional capital for the Company through convertible preferred offerings including an investment from Vulcan, a senior bank facility, an equity offering, and a senior notes offering.

Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") denies a deduction by an employer for certain compensation in excess of $1,000,000 per year paid by a publicly traded corporation to the Chief Executive Officer and the four (4) most highly compensated executive officers other than the Chief Executive Officer, unless such compensation is awarded pursuant to a qualified performance-based program. Subject to the needs of the Company, the Company's compensation plans are generally intended to qualify for such qualified performance-based exemption.

                                          COMPENSATION COMMITTEE

                                          Eugene Roth, Esq., Chairman
                                          Alfred Fasola
                                          Michael B. Yanney
                                          Dated: April 7, 2000

                               PERFORMANCE GRAPH

  The following performance graph compares the performance of RCN Common Stock to the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index. The graph assumes that the value of the investment in RCN Common Stock and each index was $100 at September 22, 1997.


                                       [GRAPH]
                                       NASDAQ STOCK            NASDAQ
              RCN CORPORATION          MARKET INDEX    TELECOMMUNICATIONS INDEX
09/97              100                     100                  100
12/97              125                      93                  110
03/98              184                     109                  140
06/98              145                     112                  148
09/98               95                     101                  131
12/98              130                     131                  181
03/99              246                     147                  225
06/99              305                     161                  240
09/99              301                     164                  222
12/99              356                     237                  316
* $100 INVESTED ON 9/22/97 IN RCN STOCK OR ON 8/31/97 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                       TRANSACTIONS WITH RELATED PARTIES

  David C. McCourt, Chairman, Chief Executive Officer and Director of the Company, is a Director of C-SPAN. In 1999, the Company paid approximately $172,000 to C-SPAN for programming services.

  The Company paid NSTAR Communications approximately $42,000,000 for network construction and paid BECO approximately $452,000 for utility services. Thomas
J. May, a Director of the Company, is Chairman and Chief Executive Officer of BECO, as well as NSTAR Communications, which is a party to the joint venture with RCN Telecom Holding Company.

  On April 7, 1999, the Company announced that Hicks Muse through HM4 RCN Partners L.P. purchased $250 million of a new issue of Series A 7% Senior Convertible Preferred Stock ("Series A Preferred Stock") of the Company in a private placement transaction. The Series A Preferred Stock will have an annual dividend rate of 7% payable quarterly in cash or additional shares of Series A Preferred Stock at the option of the Company and will have an initial conversion price of $39.00 per share (which represents a 30% premium over the average five-day closing price of the Common Stock as of March 18, 1999). The Series A Preferred Stock is convertible into Common Stock at any time. The issue has a final maturity of fifteen (15) years, but may be called by the Company after four (4) years. In connection with the placement of Series A Preferred Stock, the Company agreed to provide HM4 RCN Partners L.P. with the right to appoint one (1) Director to the Company's Board of Directors so long as HM4 RCN Partners L.P. owns at least 50% of its initial investment and to provide HM4 RCN Partners L.P. with certain registration rights. Michael J. Levitt has been appointed to the Company's Board of Directors in connection with this agreement.

  The Company agreed to provide or cause to be provided certain specified services (management services) to CTE for a transitional period pursuant to the Distribution Agreement dated as of September 5, 1997. The transitional services to be provided include the following: (i) accounting; (ii) payroll;
(iii) management supervision and Office of the Chairman; (iv) cash management;
(v) human resources and benefit plan administration; (vi) insurance administration; (vii) legal; (viii) tax; (ix) internal audit; (x) investor and public relations; and (xi) other miscellaneous administrative services. The fee per year for these services was 3.5% of the first $175 million of revenue of CTE and 1.75% of any additional revenue. The total fees for 1999 and 1998 were approximately $5,235,000 and $7,016,000, respectively. During 1999, the majority of the transitional services were transferred to CTE from RCN and therefore the fee was adjusted downward accordingly. The transitional services remaining in 2000 include legal and Office of the Chairman. The fee for these services in 2000 is estimated to be approximately $2,000,000.

  CTE provided to the Company financial data processing applications, lockbox services, storage facilities, local area network and wide area network support services, building maintenance and other miscellaneous administrative services. These services are no longer provided by CTE to the Company.

  The Company's subsidiary, RCN Long Distance Company ("RCN LD"), entered into an agreement with CTE whereby CTE and its subsidiaries purchased long-distance service from RCN LD. In 1999, CTE incurred approximately $8,200,000 of expenses associated with this long-distance resale agreement and related customer service expenses. This agreement is the result of arm's length negotiations and fees are paid to RCN LD based on usage. In addition, CTE paid RCN LD $143,000 for network costs.

  The Company paid Commonwealth Telephone Company ("CT") and CTSI, Inc., a subsidiary of CTE ("CTSI"), approximately $732,000 in access charges as a result of the Company originating and terminating traffic on CT and CTSI's networks. CT also received approximately $420,000 in long-distance switch rental revenue from RCN LD. In addition, CT and CTSI received approximately $1,000,000 for local services, telephone access, and vertical service revenue from the Company.

  During 1999, CT leased certain facilities owned by the Company. CT paid rent to the Company on said facilities totaling approximately $47,000.

  The Company paid CTE, doing business as Commonwealth Communications, approximately $310,000 in 1999 for engineering design and consulting service business.

  The Company paid Level 3 approximately $4,000,000 for network construction and approximately $3,340,000 for circuit costs. Messrs. Crowe, Scott and Jaros are Directors of Level 3. Mr. McCourt, Chairman, Chief Executive Officer and Director of the Company is also a Director of Level 3.

  The Company paid First Union Corporation approximately $257,000 for financial services. Mr. Roth, a Director of the Company, is a Director of the Pennsylvania Regional Board of Directors of First Union National Bank.

  The Company paid Sordoni Skanska, Slattery Skanska and Skanska E & C approximately $2,900,000 for network construction. Mr. Graham, who is the President of Skanska USA, Inc., is a Director of the Company.

  The Company paid the Hanify & King law firm approximately $172,000 for legal services. Terence P. McCourt, Esq., a partner in the firm, is a brother of David C. McCourt, Chairman, Chief Executive Officer and Director of the Company.

  The Company paid USA Networks, Inc. approximately $952,000 for programming services. William D. Savoy is a Director of the Company and USA Networks, Inc.

  On October 4, 1999, the Company announced that Vulcan, the investment organization of Paul Allen, had agreed to make a $1.65 billion investment in the Company. The investment is in the form of mandatorily convertible preferred stock (the "Preferred Stock"), which may be converted into Common Stock, par value $1.00 per share, no later than seven (7) years after it is issued. Vulcan agreed to purchase 1,650,000 shares of Preferred Stock. The Preferred Stock has a liquidation preference of $1,000 per share and is convertible into common stock at a price of $62 per share.

  If Vulcan were to convert its Preferred Stock into Common Stock immediately, it would receive 26,778,500 shares of Common Stock, which, together with the 3,407,100 shares of Common Stock currently owned by Vulcan, would represent approximately 27.4% of the outstanding common stock after such conversion and assuming the conversion of the Company's currently outstanding Series A 7% Preferred Stock. Vulcan is, however, generally limited to owning Common Stock representing no more than 15% of the vote entitled to be cast by the Company's shareholders; provided that, if a change of control transaction is proposed to the shareholders for approval, the 15% limitation is increased to an amount equal to the voting percentage of LTH, which owns 26,640,970 shares of Common Stock. In order to accommodate the voting limitation, the Preferred Stock is also convertible into the Company's Class B Common Stock, par value $1.00 per share ("Class B Stock"), which is essentially identical to the Common Stock except that it is not entitled to vote. Vulcan has agreed to vote the Common Stock it holds (i) with respect to the election of members of the Board of Directors of Company, for nominees who have been recommended by the Board of Directors, and (ii) with respect to all other matters (and subject to exception in the case of proposals to approve a change of control transaction or to approve a stock issuance), either pro rata with other shareholders or as recommended by the Board of Directors of the Company to shareholders generally, at the election of Vulcan. The Preferred Stock is entitled to vote, but will be voted pro rata with other shareholders with certain limited exceptions. William D. Savoy and Edward S. Harris have been appointed to the Company's Board of Directors in connection with Vulcan's investment in the Company.

  Level 3, the Company's controlling shareholder, and/or its affiliates has a substantial stock ownership in LTH and the Company. These companies share mutual Director representation on their respective boards.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

                              GENERAL INFORMATION

Financial Information

  A copy of the Company's 1999 Annual Report to Shareholders containing the Consolidated Financial Statements of the Company, including the report thereon dated March 8, 2000, of PricewaterhouseCoopers LLP, independent accountants, accompanies this Proxy Statement.

  Upon the written request of any person who, on March 24, 2000, was a record owner of Common Stock or who represents in good faith that he was on such date a beneficial owner of such Common Stock entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company's 2000 Annual Report on Form 10-K, including the financial statements, schedules and exhibits, filed with the Securities and Exchange Commission ("SEC"). Written requests for the Annual Report should be directed to: Investor Relations Department, RCN Corporation, 105 Carnegie Center, Princeton, New Jersey 08540, Attn: Valerie Haertel, Senior Vice President of Investor Relations, e-mail: ir@rcn.com.

Solicitation of Proxies

  The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, Directors and regular employees of the Company, personally or by telephone, telecopy or telegraph, and the Company may reimburse persons holding stock in their names or those of their nominees for their expenses in forwarding soliciting materials to their principals.

  It is important that proxies be returned promptly. Therefore, shareholders are urged to promptly fill in, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. This will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs. In the alternative, shareholders are urged to promptly vote their proxy via the internet or by telephone. Check your card or other information forwarded by your broker, bank or other holder of record to see which options are available to you.

Shareholder Proposals

  In order for a nomination for the election of a Director or any other proposal to be presented by a shareholder at the 2001 Annual Meeting of Shareholders, notice of the nomination or other proposal containing the information required by the relevant provisions of the Company's Bylaws must be delivered by the shareholder to the Secretary of the Company at its principal executive offices not less than 60 nor more than 90 days before the Annual Meeting and, in the case of a proposal, the proposal must be an appropriate subject for shareholder action under applicable law. In the event that the Company receives notice within the time frame set forth above of a shareholder proposal to be presented at the 2001 Annual Meeting of Shareholders and which is not intended to be included in the Company's proxy materials, then, so long as the Company included in its proxy statement for such Annual Meeting of Shareholders advice on the nature of the matter and how the named proxyholders intend to vote the shares for which they have received discretionary authority, such proxyholders may exercise discretionary authority with respect to such proposal, except to the extent limited by the SEC's rules governing shareholder proposals.

                                          By order of the Board of Directors.

                                          /s/ John J. Jones

                                          John J. Jones,
                                          Executive Vice President,
                                          General Counsel and
                                          Corporate Secretary
Dated: April 20, 2000

                                                                      Appendix A

                                RCN CORPORATION
                       2000 EMPLOYEE STOCK PURCHASE PLAN

1.   Purpose.
     -------

          The RCN Corporation 2000 Employee Stock Purchase Plan (the "Plan") is intended to encourage and facilitate the purchase of Shares of the Common Stock of RCN Corporation (the "Company") by employees of the Company and any Participating Companies, thereby providing employees with a personal stake in the Company and a long range inducement to remain in the employ of the Company and Participating Companies. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code.

2.   Definitions.
     -----------

     (a)  "Account" means a bookkeeping account established by the Committee on
           -------
behalf of a Participant to hold Payroll Deductions.

     (b)  "Approved Leave of Absence" means a leave of absence that has been
           -------------------------
approved by the applicable Participating Company in such a manner as the Board may determine from time to time.

     (c)  "Board" means the Board of Directors of the Company.
           -----

     (d)  "Code" means the Internal Revenue Code of 1986, as amended.
           ----

     (e)  "Committee" means the Committee appointed pursuant to section 14 of
           ---------
the Plan.

     (f)  "Company" means RCN Corporation.
           -------

     (g)  "Compensation" means an Employee's cash compensation payable for
           ------------
services to a Participating Company during an Offering Period.

     (h)  "Election Form" means the form acceptable to the Committee which an
           -------------
Employee shall use to make an election to purchase Shares through Payroll Deductions pursuant to the Plan.

     (i)  "Eligible Employee" means an Employee who meets the requirements for
           -----------------
eligibility under section 3 of the Plan.

     (j)  "Employee" means a person who is an employee of a Participating
           --------
Company.

     (k)  "Fair Market Value" means the closing price per Share on the principal
           -----------------
national securities exchange on which the shares are listed or admitted to trading or, if not listed or traded on any such exchange, on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or if not listed or traded on any such exchange or system, the fair market value as reasonably determined by the Board, which determination shall be conclusive.

     (l)  "Five Percent Owner" means an Employee who, with respect to a
           ------------------
Participating Company, is described in section 423(b) of the Code.

     (m)  "Offering" means an offering of Shares to Eligible Employees pursuant
           --------
to the Plan.

     (n)  "Offering Commencement Date" means the first day of an Offering
           --------------------------
Period; provided that the first Offering Commencement Date shall be on or after July 1, 2000, as determined by the Committee.

     (o)  "Offering Period" means the period extending from an Offering
           ---------------
Commencement Date through the following Offering Termination Date. Offering Periods may be on a payroll period, bi-weekly, monthly, quarterly, semi-annual, annual, bi-annual or other basis, as determined by the Committee.

     (p)  "Offering Termination Date" means the last day of an Offering Period.
           -------------------------

     (q)  "Option Price" means 85 percent of the lesser of:  (1) the Fair Market
           ------------
Value per Share on the Offering Commencement Date, or if such date is not a trading day, then on the next trading day thereafter or (2) the Fair Market Value per Share on the Offering Termination Date, or if such date is not a trading day, then on the next trading day thereafter. Notwithstanding the preceding, the Option Price for an Offering Period may be a greater amount, as determined by the Committee prior to the start of the applicable Offering.

     (r)  "Participant" means an Employee who meets the requirements for
           -----------
eligibility under section 3 of the Plan and who has timely delivered an Election Form to the Committee.

     (s)  "Participating Company" means, as provided in Schedule A, the Company
           ---------------------
and subsidiaries of the Company, within the meaning of section 424(f) of the Code, if any, that are approved by the Board from time to time and whose employees are designated as Employees by the Board.

     (t)  "Payroll Deductions" means amounts withheld from a Participant's
           ------------------
Compensation pursuant to the Plan, as described in section 5 of the Plan.

     (u)  "Plan" means RCN Corporation 2000 Employee Stock Purchase Plan, as set
           ----
forth in this document, and as may be amended from time to time.

     (v)  "Plan Termination Date" means the earlier of:
           ---------------------

          (1) The Offering Termination Date for the Offering in which the maximum number of Shares specified in section 5 of the Plan have been issued pursuant to the Plan; or

          (2) The date as of which the Board chooses to terminate the Plan as provided in section 15 of the Plan.

     (w)  "Shares" means shares of common stock of the Company, $1.00 par value
           ------
per Share.

     (x)  "Successor-in-Interest" means the Participant's executor or
           ---------------------
administrator, or such other person or entity to whom the Participant's rights under the Plan shall have passed by will or the laws of descent and distribution.

     (y)  "Termination Form" means the form acceptable to the Committee which an
           ----------------
Employee shall use to withdraw from an Offering pursuant to section 8 of the Plan.

3.   Eligibility and Participation.
     -----------------------------

     (a)  Initial Eligibility.  Except as provided in section 3(b) of the Plan,
          -------------------
each individual who is an Employee on an Offering Commencement Date shall be eligible to participate in the Plan with respect to the Offering that commences on that date.

     (b)  Ineligibility.  An Employee shall not be eligible to participate in
          -------------
the Plan if such Employee:

          (1)  Is a Five Percent Owner;

          (2) Has not customarily worked more than 20 hours per week during a 24-consecutive-month period (or a shorter period of time as determined by the Committee and applied on a uniform basis with respect to an Offering) ending on the last day of the month immediately preceding the effective date of an election to purchase Shares pursuant to the Plan; or

          (3)  Is restricted from participating under section 3(d) of the Plan.

     (c)  Leave of Absence.  A Participant who goes on an Approved Leave of
          ----------------
Absence before an Offering Termination Date after having filed an Election Form with respect to such Offering shall continue to be eligible to participate in the Plan through the end of such Offering Period. Termination by the Participating Company of an Employee's Approved Leave of Absence, other than return to non-temporary employment, shall terminate an Employee's employment for all purposes of the Plan and shall terminate such Employee's participation in the Plan and the right to exercise any option. An Approved Leave of Absence shall be considered active employment for purposes of sections 3(b)(2) and 3(b)(3) of the Plan.

     (d)  Restrictions on Participation.  Notwithstanding any provisions of the
          -----------------------------
Plan to the contrary, no Employee shall be granted an option to participate in the Plan if:

          (1) Immediately after the grant, such Employee would be a Five Percent Owner; or

          (2) Such option would permit such Employee's rights to purchase stock under all employee stock purchase plans of the Participating Companies which meet the requirements of section 423(b) of the Code to accrue at a rate which exceeds $25,000 in fair market value (as determined pursuant to section 423(b)(8) of the Code) for each calendar year in which such option is outstanding.

     (e)  Commencement of Participation.  An Employee who meets the eligibility
          -----------------------------
requirements of sections 3(a) and 3(b) of the Plan and whose participation is not restricted under section 3(d) of the Plan shall become a Participant by completing an Election Form and filing it with the Committee on or before the 15th day of month immediately preceding the Offering Commencement Date for the first Offering to which such Election Form applies. Payroll Deductions for a Participant shall commence on the applicable Offering Commencement Date when his or her authorization for Payroll Deductions becomes effective, and shall end on the Plan Termination Date, unless sooner terminated by the Participant pursuant to section 8 of the Plan.

4.   Shares Per Offering.
     -------------------

     The Plan shall be implemented by a series of Offerings that shall terminate on the Plan Termination Date. Offerings shall be made with respect to Compensation payable for each Offering Period occurring on or after adoption of the Plan by the Board and ending with the Plan Termination Date. Shares available for any Offering shall be the difference between the maximum number of Shares that may be issued under the Plan, as determined pursuant to section 10(a) of the Plan, for all of the Offerings, less the actual number of Shares purchased by Participants pursuant to prior Offerings. If the total number of Shares for which options are exercised on any Offering Termination Date exceeds the maximum number of Shares available, the Committee shall make a pro rata allocation of Shares available for delivery and distribution in as nearly a uniform manner as practicable, and as it shall determine to be fair and equitable, and the unapplied Account balances shall be returned to Participants as soon as practicable following the Offering Termination Date.


5.   Payroll Deductions.
     ------------------

     (a)  Amount of Payroll Deductions.  An Eligible Employee who wishes to
          ----------------------------
participate in the Plan shall file an Election Form with the Committee at least 15 days before the Offering Commencement Date for the first Offering for which such Election Form is effective on which he or she may elect to have Payroll Deductions of such amounts designated by the Committee on the Election Form from time to time made from his or her Compensation on each regular payday during the time he or she is a Participant in the Plan, provided that the rules established by the Committee shall be consistent with section 423(b)(5) of the Code.

     (b)  Participants' Accounts.  All Payroll Deductions with respect to a
          ----------------------
Participant pursuant to section 5(a) of the Plan shall be credited to the Participant's Account under the Plan.

     (c)  Changes in Payroll Deductions.  A Participant may discontinue his
          -----------------------------
participation in the Plan as provided in section 8(a) of the Plan, but no other change can be made during an Offering, including, but not limited to, changes in the amount of Payroll Deductions for such Offering. A Participant may change the amount of Payroll Deductions for subsequent Offerings by giving written notice of such change to the Committee on or before the 15th day of the month immediately preceding the Offering Commencement Date for the Offering for which such change is effective.

     (d)  Leave of Absence.  A Participant who goes on an Approved Leave of
          ----------------
Absence before the Offering Termination Date after having filed an Election Form with respect to such Offering may:

          (1)  Withdraw the balance credited to his or her Account pursuant to section 8(b) of the Plan;

          (2) Discontinue contributions to the Plan but remain a Participant in the Plan through the Offering Termination Date;

          (3) Remain a Participant in the Plan during such Approved Leave of Absence through the Offering Termination Date and continue the authorization for the Participating Company to make Payroll Deductions for each payroll period out of continuing payments to such Participant, if any.

6.   Granting of Options.
     -------------------

     On each Offering Termination Date, each Participant shall be deemed to have been granted an option to purchase the number of whole Shares equal to the quotient obtained by dividing the balance credited to the Participant's Account as of the Offering Termination Date, by the Option Price.

7.   Exercise of Options.
     -------------------

     (a)  Automatic Exercise.  With respect to each Offering, a Participant's
          ------------------
option for the purchase of Shares granted pursuant to section 6 of the Plan shall be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering.

     (b)  Fractional Shares and Minimum Number of Shares.  Fractional Shares
          ----------------------------------------------
shall not be issued under the Plan. Amounts credited to an Account remaining after the application of such Account to the exercise of options shall be credited to the Participant's Account for the next succeeding Offering, or, at the Participant's election, returned to the Participant as soon as practicable following the Offering Termination Date, without interest.

     (c)  Transferability of Option. No option granted to a Participant pursuant
          -------------------------
to the Plan shall be transferable other than by will or by the laws of descent and distribution, and no such option shall be exercisable during the Participant's lifetime other than by the Participant.

     (d)  Delivery of Certificates for Shares.  The Company shall deliver
          -----------------------------------
certificates for Shares acquired on the exercise of options during an Offering Period as soon as practicable following the Offering Termination Date.

8.   Withdrawals.
     -----------

     (a)  Withdrawal of Account.  A Participant may elect to withdraw the
          ---------------------
balance credited to the Participant's Account by providing a Termination Form to the Committee at any time before the Offering Termination Date applicable to any Offering.

     (b)  Amount of Withdrawal.  A Participant may withdraw all, but not less
          --------------------
than all, of the amounts credited to the Participant's Account by giving a

Termination Form to the Committee. All amounts credited to such Participant's Account shall be paid as soon as practicable following the Committee's receipt of the Participant's Termination Form, and no further Payroll Deductions will be made with respect to the Participant.

     (c)  Termination of Employment. Upon termination of a Participant's
          -------------------------
employment for any reason other than death, including termination due to disability or continuation of a leave of absence beyond 90 days, all amounts credited to such Participant's Account shall be returned to the Participant. In the event of a Participant's (1) termination of employment due to death or (2) death after termination of employment but before the Participant's Account has been returned, all amounts credited to such Participant's Account shall be returned to the Participant's Successor-in-Interest.

     (d)  Leave of Absence.  A Participant who is on an Approved Leave of
          ----------------
Absence shall, subject to the Participant's election pursuant to section 5(d) of the Plan, continue to be a Participant in the Plan until the end of the first Offering ending after commencement of such Approved Leave of Absence. A Participant who has been on an Approved Leave of Absence for more than 90 days shall not be eligible to participate in any Offering that begins on or after the commencement of such Approved Leave of Absence so long as such leave of absence continues.

9.   Interest.
     --------

     No interest shall be paid or allowed with respect to amounts paid into the Plan or credited to any Participant's Account.

10.  Shares.
     ------

     (a)  Maximum Number of Shares.  No more than 1,000,000 Shares may be issued
          ------------------------
under the Plan. Such Shares shall be authorized but unissued shares of the Company. The number of Shares available for any Offering and all Offerings shall be adjusted if the number of outstanding Shares of the Company is increased or reduced by split-up, reclassification, stock dividend or the like. All Shares issued pursuant to the Plan shall be validly issued, fully paid and nonassessable.

     (b)  Participant's Interest in Shares. A Participant shall have no interest
          --------------------------------
in Shares subject to an option until such option has been exercised.

     (c)  Registration of Shares.  Shares to be delivered to a Participant under
          ----------------------
the Plan shall be registered in the name of the Participant.

     (d)  Restrictions on Exercise. The Board may, in its discretion, require as
          ------------------------
conditions to the exercise of any option such conditions as it may deem necessary to assure that the exercise of options is in compliance with applicable securities laws.

11.  Expenses.
     --------

     The Participating Companies shall pay all fees and expenses incurred (excluding individual Federal, state, local or other taxes) in connection with the Plan. No charge or deduction for any such expenses will be made to a Participant upon the termination of his or her participation under the Plan or upon the distribution of certificates representing Shares purchased with his or her contributions.

12.  Taxes.
     -----

     The Participating Companies shall have the right to withhold from each Participant's Compensation an amount equal to all Federal, state, city or other taxes as the Participating Companies shall determine are required to be withheld by them. In connection with such withholding, the Participating Companies may make any such arrangements as are consistent with the Plan as it may deem appropriate, including the right to withhold from Compensation paid to a Participant other than in connection with the Plan and the right to withdraw such amount from the amount standing to the credit of the Participant's Account.

13.  Plan and Contributions Not to Affect Employment.
     -----------------------------------------------

     The Plan shall not confer upon any Eligible Employee any right to continue in the employ of the Participating Companies.

14.  Administration.
     --------------

     The Plan shall be administered by the Board, which may delegate responsibility for such administration to a committee of the Board (the "Committee"). If the Board fails to appoint the Committee, any references in the Plan to the Committee shall be treated as references to the Board. The Board, or the Committee, shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan, with or without the advice of counsel. The determinations of the Board or the Committee on the matters referred to in this paragraph shall be conclusive and binding upon all persons in interest.

15.  Amendment and Termination.
     -------------------------

     The Board may terminate the Plan at any time and may amend the Plan from time to time in any respect; provided, however, that upon any termination of the Plan, all Shares or Payroll Deductions (to the extent not yet applied to the purchase of Shares) under the Plan shall be distributed to the Participants, provided further, that no amendment to the Plan shall affect the right of a Participant to receive his or her proportionate interest in the Shares or his or her Payroll Deductions (to the extent not yet applied to the purchase of Shares) under the Plan, and provided further that the Company may seek shareholder approval of an amendment to the Plan if such approval is determined to be required by or advisable under the regulations of the Securities or Exchange Commission or the Internal Revenue Service, the rules of any stock exchange or system on which the Shares are listed or other applicable law or regulation.

16.  Effective Date.
     --------------

     The Plan shall be effective on the date it is adopted by the Board, subject to approval by the Company's shareholders within one year of the adoption of the Plan by the Board. Any option granted before the approval of the Plan by the Company's shareholders shall be expressly conditioned upon such approval, and no Share certificates shall be issued until such approval. If shareholder approval is not received within 12 months before or after the date of the initial adoption of the Plan by the Board, no Share certificates shall be issued with respect to any automatic exercises which may have occurred pursuant to section 7 of the Plan, and all amounts credited to Participants' Accounts with respect to such Shares shall be returned to Participants as soon as administratively practicable.

17.  Government and Other Regulations.
     --------------------------------

     (a)  In General. The purchase of Shares under the Plan shall be subject to
          ----------
all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.

     (b)  Securities Law.  The Committee shall have the power to make each grant
          --------------
under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission.

18.  Non-Alienation.
     --------------

     No Participant shall be permitted to assign, alienate, sell, transfer, pledge or otherwise encumber his interest under the Plan prior to the distribution to him of Share certificates. Any attempt at assignment, alienation, sale, transfer, pledge or other encumbrance shall be void and of no effect.

19.  Notices.
     -------

     Any notice required or permitted hereunder shall be sufficiently given only if delivered personally, telecopied, or sent by first class mail, postage prepaid, and addressed:

     If to the Company:
     -----------------

     RCN Corporation
     105 Carnegie Center
     Princeton, New Jersey 08540
     Fax: (609) 734-3875
     Attention:  Employee Stock Purchase Plan Committee

     Or any other address provided pursuant to written notice.

     If to the Participant:
     ---------------------

     At the address on file with the Company from time to time, or to such other address as either party may hereafter designate in writing by notice similarly given by one party to the other.


20.  Successors.
     ----------

     The Plan shall be binding upon and inure to the benefit of any successor, successors or assigns of the Company.

21.  Severability.
     ------------

     If any part of this Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of this Plan which shall continue in full force and effect.

22.  Acceptance.
     ----------

     The election by any Eligible Employee to participate in this Plan constitutes his or her acceptance of the terms of the Plan and his or her agreement to be bound hereby.

23.  Applicable Law.
     --------------

     This Plan shall be construed in accordance with the law of the State of Delaware, to the extent not preempted by applicable Federal law.


     IN WITNESS WHEREOF, the foregoing Plan is adopted this ___ day of ______________, 2000.


[CORPORATE SEAL]                    RCN CORPORATION


                                    By:________________________________________


ATTEST:__________________________

                                   SCHEDULE A

                            Participating Companies
                            -----------------------

RCN Corporation

                                                                      Appendix B

                                AMENDMENT 2000-1

                   RCN CORPORATION 1997 EQUITY INCENTIVE PLAN
________________________________________________________________________________

                                   ______


          WHEREAS, RCN Corporation (the "Corporation") has adopted the RCN 1997 Equity Incentive Plan (the "Plan"); and

          WHEREAS, pursuant to Section 18 of the Plan, the Corporation has reserved the right to amend the Plan;

          NOW, THEREFORE, BE IT RESOLVED, the Corporation hereby amends the Plan as follows:

                                       1.

          Section 5(a) is amended and restated in its entirety as follows:

          "The aggregate number of shares of Stock made subject to all Awards referenced above may not exceed 33,040,000;"


                                       2.

          Section 5(d) is amended and restated in its entirety as follows:

          "No Participant may receive Awards under the Plan with respect to more than 4,000,000 shares of Stock in any one year; and"


                                       3.

          Section 8(c) is amended and restated in its entirety as follows:

          "The Initial Price shall be adjusted upward or downward as of the date of exercise of such Outperformance Option (the "Adjusted Price"), by a percentage equal to the annualized percentage increase or decrease in the Standard & Poor's 500 Index (the "Annualized Percentage S&P Performance") over the period (the "S&P Period") beginning on the date of grant and ending on the trading day immediately preceding the date of exercise. For purposes of determining the Annualized Percentage S&P Performance with respect to any S&P Period, the Standard & Poor's 500 Index as of the last day of the S&P Period shall be deemed to equal the average closing value of such index over the ten-consecutive-trading day period ending on the last day of such S&P Period."

          FURTHER RESOLVED, that this Amendment 2000-1 shall be effective on the date of execution indicated below.


          Executed this ___ day of ______________, 2000


                                              RCN Corporation

     Attest: ______________________           By: ___________________________

                                              Title: ________________________

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS          Please mark
MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS.                                                    your votes as   [_]
                                                                                                            indicated in
                                                                                                            this example

                                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE PROPOSALS.

1. Election of five (5) Directors to Class III to serve for a                           2. Ratification of the appointment of
   term of three (3) years.                                                                PricewaterhouseCoopers LLP as independent
                                                                                           auditors of the Company for the fiscal
                                                                                           year ending December 31, 2000.

   (Instructions: To withhold authority to vote for any individual nominee, strike              FOR    AGAINST   ABSTAIN
   a line through the nominee's name in the list below.)                                         [_]      [_]       [_]

   01. David C. McCourt, 02 James Q. Crowe, 03 Eugene Roth, 04 William D. Savoy, and 05 Walter Scott, Jr.

         VOTE FOR                  VOTE
       all nominees          withheld from all
                                 nominees
           [_]                     [_]

3. Adoption of the Company's 2000 Employee Stock            4. Approval of amendments to the Company's 1997 Equity
   Purchase Plan.                                              Incentive Plan.

           FOR       AGAINST     ABSTAIN                            FOR       AGAINST      ABSTAIN
           [_]         [_]         [_]                              [_]         [_]          [_]




Signature ______________________________________ Signature _______________________________________ Date ___________________
Please sign exactly as your name(s) appear on proxy. If held in joint tenancy, all persons must sign. Trustees, Administrators, etc., should include title and authority.
 ....................................................................................................................................
                                                       FOLD AND DETACH HERE

                                            [LOGO] VOTE BY TELEPHONE OR INTERNET [LOGO]
                                                 QUICK  * * * EASY * * * IMMEDIATE

                                   YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF THREE WAYS:
             1. TO VOTE BY PHONE: call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day-7 days a week
                              There is NO CHARGE to you for this call. - Have your proxy card in hand.
       You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form

OPTION 1:                To vote as the Board of Directors recommends on ALL proposals, press 1

                                            When asked, please confirm by Pressing 1.

OPTION 2:                If you choose to vote on each proposal separately, press 0. You will hear these instructions:

                         Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9
                         To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions

                         Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                                             When asked, please confirm by Pressing 1.

                         The instructions are the same for all remaining proposals.

                                                                or
                                                                --
2. VOTE BY INTERNET:     Follow the instructions at our Website Address: http://www.eproxy.com/rcnc

   If you wish to view RCN Corporations' Annual Report and Proxy Statement on-line, and receive your proxy card via E-Mail in the future, please vote via the internet and register your E-Mail address on-line.

                                                                or
                                                                --

3. TO VOTE BY MAIL:      Mark, sign and date your proxy card and return promptly in the enclosed envelope. To vote in accordance with the Board of Directors' recommendations just sign above; no boxes need to be marked.

                    NOTE: If you vote by internet or telephone, THERE IS NO NEED TO MAIL BACK your Proxy Card.

                                                       THANK YOU FOR VOTING.

                                RCN CORPORATION
                              105 Carnegie Center
                          Princeton, New Jersey 08540
             PROXY - Annual Meeting of Shareholders - May 16, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, hereby revoking any contrary proxy previously given, hereby appoints David C. McCourt, James Q. Crowe and Richard R. Jaros, and each of them, his true and lawful agents and proxies, with full power of substitution and revocation, to vote as indicated below, all the Common Stock of the undersigned in RCN CORPORATION (the "Company") entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The Princeton Marriott in Forrestal Village, 201 Village Boulevard, Princeton, New Jersey, 08540, on May 16, 2000 at 11:00 a.m., local time, and at any adjournment or postponement thereof, all as set forth in the related notice and proxy statement for the 2000 Annual Meeting.

     This proxy also delegates discretionary authority with respect to any other matter as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

                               Change of Address

________________________________________________________________________________

________________________________________________________________________________

email:__________________________________________________________________________

                   (See Voting Instructions on Reverse Side)

                             FOLD AND DETACH HERE